Omni Medical Holdings, Inc. Announces New CEO

Littleton, CO (June 13, 2006) - Omni Medical Holdings, Inc. today announced that on June 7, 2006, Arthur Lyons, Chief Executive Officer, Treasurer and Chairman of the Board of Directors of Omni Medical, resigned those positions due to personal reasons. On that same date, the Board appointed Mr. Doug Davis as Chairman & CEO. Mr. Davis currently serves as an Omni Director, President, and CFO, and will assume all positions vacated by Mr. Lyons.

Mr. Davis has served as our primary operating officer since March 2005 when he also became our President and Secretary, handling all operational issues, sales proposals, financing and IT infrastructure. He became our Chief Financial Officer in November of 2005. Mr. Davis is also founder of our subsidiary DataFuzion Inc. where he has served as CEO, Secretary and Treasurer since October of 2002, and co-Founder since Feb 1, 1998.

Mr. Davis has been key to the Omni consolidated companies by establishing the Healthcare IT infrastructure through financings, acquisitions and development. In this transition of management, Mr. Davis has taken steps necessary to relocate the corporate office and consolidate operations therefore reducing operating costs to improve overall operations for 2006.

About Omni Medical Holdings Inc.

Omni provides a complete line of integrated back-office products including proprietary web based data warehouse and reporting solutions, GE Centricity and Misys practice management and electronic medical records solutions for physicians and hospitals, as well as medical billing and collections services. Our ASP hosted products are designed to maximize practice performance by identifying revenue enhancement and cost savings opportunities, while eliminating the upfront costs and ongoing expense of owning, upgrading, staffing and maintaining multiple in-house operations and reporting systems.

DataFuzion Press Contact:
Doug Davis
303-703-4576